EXHIBIT 10.41

(PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)

CONFIDENTIAL TREATMENT IS REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [***]. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

February 8, 2012
James J. Abel
2949 N. Park Boulevard
Cleveland Heights, OH 44118-4037

Dear Jim:

On behalf of CPI Corp. (the “Company”), I am pleased to offer you employment as the Company's Interim President and Chief Executive Officer.

The terms of your position with the Company are as set forth below. Any capitalized terms not otherwise defined in this Letter Agreement shall have the meanings set out in Appendix A hereto.

1.Position.

(a)You hereby agree to serve as the Company's Interim President and Chief Executive Officer until the earlier of a termination of this Letter Agreement or the Company's appointment of a permanent Chief Executive Officer (the “Permanent CEO”). You will have such duties and responsibilities as are commensurate with this position including, but not limited to, assisting the Board in the timely recruitment and hiring of a Permanent CEO. You agree that during the term of this Letter Agreement you will report to the Board.
(b)You agree that to the best of your ability and experience you will at all times loyally and conscientiously perform all of the duties and obligations required of you hereunder to the reasonable satisfaction of the Company. While serving as the Company's Interim President and Chief Executive Officer, you agree that you will devote substantially all of your business time and attention to the business and affairs of the Company and will not engage in any other business activities or any other actions which you know or reasonably should know could harm the business or reputation of the Company, except that you may serve on (x) corporate boards or committees with the prior written approval of the Board and/or (y) civic or charitable boards or committees, in either case as long as such activities do not, individually or in the aggregate, interfere with the performance of your duties and responsibilities.

2.Start Date. Subject to fulfillment of any conditions imposed by this Letter Agreement, you will begin employment with the Company on February 13, 2012 (the “Start Date”).

3.Conditions of Offer. This offer of employment is contingent upon the following:

(a)Return of this signed Letter Agreement and the Confidential Information, Non-Competition and Non-Solicitation Agreement attached as Appendix B.

(b)The existing chief executive officer has separated from the Company following execution of this Letter Agreement and had entered into a separation agreement that assures his cooperation in ongoing matters of the Company, including any litigation, in which he is involved.

February 8, 2012

4.Compensation. Your compensation for services as the Company's Interim President and Chief Executive Officer will be as follows:

(a)Salary: You will be paid a base annual salary of $475,000.00 (your “Base Salary”). Your Base Salary will be payable in accordance with the Company's regular payroll policy. Your Base Salary will be reviewed annually as part of the Company's normal salary review process.

(b)Bonus: Commencing with the Company's fiscal year ending February 2, 2013 (“FY2012”), you will be eligible to receive an incentive (performance) bonus for each fiscal year of the Company during the term of your employment pursuant to the Company's Performance Plan based on the Consolidated Adjusted EBITDA targets and payouts as determined by the Compensation Committee of the Board. “Consolidated Adjusted EBITDA” will be calculated pursuant to the terms of the Performance Plan. The target amount of your bonus is 75% of your Base Salary (the “Target Annual Bonus”) and is based on the level of achievement of established performance goals under the Performance Plan and satisfaction of such other terms and conditions as the Compensation Committee of the Board may determine. Depending upon the level of achievement of the performance goals established for the particular fiscal year, you may be eligible to receive a bonus in the range of 35% of your Base Salary (if the threshold goals are met) up to such specified percentage of your Base Salary (if the maximum goals are met) as may be determined by the Compensation Committee of the Board. Your performance targets and bonus opportunity for FY2012 are set out in Appendix B to this Letter Agreement. After FY2012, your performance targets and other terms and conditions shall be determined by the Compensation Committee of the Board by the end of the first fiscal quarter of such year.

(c)Equity Compensation. On your Start Date, you will receive an option grant for 50,000 shares in the form of a non-qualified stock option, with an exercise price equal to the Fair Market Value per share measured on the Start Date, as such term is defined in the Omnibus Plan. Your options will vest over a 4-year period, with one-fourth vesting each year on the anniversary of the Start Date. Your options will be issued pursuant to, and subject to the terms and conditions of, the Omnibus Plan, and will be documented pursuant to an award agreement issued thereunder. You will be eligible for additional annual equity grants as determined by the Compensation Committee of the Board in its sole discretion.

5.Benefits.

(a)Insurance Benefits. The Company will provide you with the opportunity to participate in a comprehensive benefits package including medical, dental, life, supplemental life, and disability insurance policies, and other Company-sponsored benefits and programs, on the same terms and conditions as such benefits are generally offered to similarly situated employees, in each case subject to any eligibility requirements imposed by the particular benefit plan documents. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request.

(b)Vacation. You will be entitled to paid vacation per calendar year in accordance with the Company's vacation pay policy as in effect from time to time.

February 8, 2012

(c)401(k) Plan. You will be eligible to participate in a Company's 401(k) plan, subject to the eligibility requirements of the plan documents.

(d)Expense Reimbursement.  The Company shall reimburse you for direct and reasonable out-of-pocket expenses, including office expenses, incurred by you in connection with the performance of your duties hereunder in accordance with the Company's employee expense reimbursement policies as in effect from time to time, subject to any documentary evidence required under such policies.

6.At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, on not less than thirty (30) days advance written notice, provided however that the Company shall not be obligated to provide you with advance written notice in the event of a termination of your employment for Cause.

7.Severance Compensation.

(a)    In the event of a termination of your employment with the Company for any reason, you shall be entitled to a lump sum payment from the Company, thirty (30) days following such termination, in an amount equal to the sum of (A) your accrued but unpaid annual Base Salary through the date of termination and (B) any unreimbursed expenses pursuant to Section 5(d) hereof (collectively, the “Accrued Compensation”).
(b)    In addition to the Accrued Compensation, in the event you remain the Company's Interim President and Chief Executive Officer until such time as the Company shall appoint a Permanent CEO, you shall be entitled to a lump sum amount, to be paid sixty (60) days following your separation from employment, in an amount equal to the sum of (1) $125,000.00 plus (2) the Target Annual Bonus for the fiscal year of the Company in which your employment terminates, prorated to reflect the number of weeks during such fiscal year that you served as the Interim President and Chief Executive Office relative to a 52-week period. In addition, in the event you remain the Company's Interim President and Chief Executive Officer until such time as the Company shall appoint a Permanent CEO, the options granted to you under Section 4(c) hereof upon your Start Date shall become immediately vested in full.
(c)    You shall not be entitled to any other payments or benefits from the Company in the nature of severance compensation as a result of the termination of your employment under any other contract or agreement to which the Company and you are a party or under any severance policy, practice or plan of the Company. The foregoing is not intended to diminish, reduce or eliminate any other benefits or payments to which you are entitled under any benefit plan or arrangement of the Company or any Affiliate, including by way of illustration and not by way of limitation, any pension, profit-sharing, 401(k), stock bonus plan of the Company.
(d)    Your entitlement to the payments and benefits described in Section 7(b) hereof is expressly conditioned on your executing (without revoking) and returning to the Company the waiver and release attached hereto as Appendix C (the “Release Agreement”) within thirty (30) calendar days after the effective date of the your termination of employment.

February 8, 2012

8.Return of Property. You agree that, upon termination of your employment, irrespective of the time, manner or cause of the termination, you will return to the Company all equipment, corporate credit cards, your employee ID, as well as all client lists, records, documents and other information in your possession that is related to the Company's clients or business.

9.No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this Letter Agreement or the Company's policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such person until such time as any non-solicitation obligation expires.

10.Tax Matters.

(a)Withholding. All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)Section 409A Considerations. It is intended that this Letter Agreement will not result in the imposition of any tax liability pursuant to Code Section 409A, and this Letter Agreement shall be construed and interpreted consistent with that intent. All references in this Letter Agreement to your termination of employment shall mean your “separation from service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h) thereunder. Further, if you are a “specified employee” as defined in Code Section 409A, any portion of the amounts payable under this Letter Agreement as a result of your termination of employment that are not eligible for any of the exceptions to the application of Code Section 409A (such as the severance pay exception or the short-term deferral exception), shall not be paid to you until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” or (ii) your death. To the extent that any reimbursements payable to you pursuant to this Letter Agreement are subject to Code Section 409A, any reimbursements otherwise payable to you shall be paid no later than December 31st of the calendar year following the year in which related expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Letter Agreement will not be subject to liquidation or exchange for another benefit. For purposes of Code Section 409A, your right to receive the payments of compensation pursuant to this Letter Agreement shall be treated as a right to receive a series of separate payments and accordingly, each payment shall at all times be considered a separate and distinct payment. You acknowledge and agree that notwithstanding this Section 10(b) or any other provision of this Letter Agreement, the Company is not providing any tax advice with respect to Code Section 409A or otherwise and is not making any guarantees or other assurances of any kind to you with respect to the tax consequences or treatment of any amounts paid or payable to you hereunder.

February 8, 2012

(c)Section 280G Considerations. Anything in this Letter Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Letter Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise-Tax”), whether in connection with any Change of Control of the Company, then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) from the Company in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments.

(i)    All determinations required to be made under this Section 10(c), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such other nationally recognized certified public accounting firm as may be designated by you (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, you shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10(c), shall be paid by the Company to you within five days of the receipt of the Accounting Firm's determination. Subject to the remainder of this Section 10(c), any determination by the Accounting Firm shall be binding upon the Company and you.
(ii)    As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies and you are thereafter required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit (so as to fully extinguish your tax liability for the Payments including all interest and penalties).
11.Attorneys' Fees. In the event of any dispute in connection with or related to this Letter Agreement, you and the Company each shall bear your own costs and expenses (including without limitation attorneys' fees) incurred in connection with such dispute, provided that if you commence legal action against the Company to enforce the Letter Agreement (an “Executive Legal Action”) and you are the prevailing party in such Executive Legal Action, subject to the terms of this Letter Agreement, the Company shall reimburse you for all reasonable costs and expenses (including without limitation reasonable attorneys' fees) incurred by him in connection with such Executive Legal Action, with the payments with respect to such costs and

February 8, 2012

expenses shall be made promptly following submission by you of documentation evidencing such costs and expenses, but in no event shall any such payments be made after the last day of the taxable year following the taxable year in which the relevant cost or expense is incurred.

12.Policies and Procedures.  You agree that you are subject to and shall comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Letter Agreement.  No written or oral policy or procedure of Company constitutes a contract between Company and you.

13.Entire Agreement. This Letter Agreement sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This Letter Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. This Letter Agreement will be governed by the laws of the State of Missouri without regard to its conflict of laws provision.

*        *        *

February 8, 2012

We are delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidential Information, Non-Competition and Non-Solicitation Agreement. This offer will terminate if not accepted by you on or before February 13, 2012.

Very truly yours,

ACCEPTED AND AGREED:

CPI CORP.

By: /s/Michael Glazer                    By: /s/James J. Abel
__________________________            _________________________
Name: Michael Glazer                  James J. Abel

Title: Chairman, Compensation Committee        Date: February 10, 2012

Appendix A: Definitions
Appendix B: Confidential Information, Non-Competition and Non-Solicitation Agreement
Appendix C: FY2012 Performance Bonus Criteria
Appendix D: Release

February 8, 2012
APPENDIX A
TO AGREEMENT DATED FEBRUARY 8, 2012

Definitions

“Affiliate” shall mean an entity in which the Company has a direct or indirect equity interest, whether now or hereafter existing.
“Board” shall mean the Board of Directors of the Company.
“Change of Control” shall mean a change in control of a nature that would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or would have been required to be so reported but for the fact that such event had been “previously reported” as that term is defined in Rule 12b-2 of Regulation 12B of the Exchange Act unless the transactions that give rise to the Change of Control are approved or ratified by a majority of the members of the Incumbent Board who are not participants in the Plan; provided that, without limitation, notwithstanding anything herein to the contrary, a Change of Control shall be deemed to have occurred if (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the Company's then outstanding securities ordinarily (apart from rights accruing under special circumstances) having the right to vote at elections of directors (“Voting Securities”), (ii) individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority thereof, or (iii) the stockholders of the Company approve a reorganization, merger or consolidation with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.
“Incumbent Board” shall mean the individuals who constitute the Board on the date of this Agreement; provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall, for purposes of this Agreement, be deemed a member of the Incumbent Board.
“Omnibus Plan” shall mean the CPI Corp. Omnibus Incentive Plan, as approved by the Company's shareholders on July 17, 2008, and as amended from time to time.
“Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Exchange Act, other than the Company or any Executive benefit plan(s) sponsored or maintained by the Company.

APPENDIX B
Confidentiality, Noncompetition and Nonsolicitation Agreement
In consideration of my employment by CPI Corp., a Missouri corporation (the “Company”), as reflected in the Letter Agreement between myself and the Company dated February 8, 2012, which is attached hereto, I hereby agree as follows:

1.    During the term of my employment and thereafter, I agree that all records, data lists, lists of actual or potential customers or suppliers, account information, pricing policies, sales and promotional techniques and practices, services and products, files, reports, notes, strategic or business plans, compilations or other recorded matter and copies or reproductions thereof, relating to the operation and activities of the Company and/or its affiliates which are not generally known to the public or those persons engaged in (a) business(es) similar to that/those conducted by the Company and/or its affiliates and which were made or received by, or which become known to, me during the term of my employment (hereinafter referred to as “Confidential Information”) are, respectively, the exclusive property of the Company and/or its affiliates and I hold the same as trustee for the Company and/or its affiliates and subject to the respective control of the Company and/or its affiliates. I therefore agree that:

(i)    I will abide by any and all policies regarding confidentiality and with the terms and provisions of this Confidentiality, Noncompetition and Nonsolicitation Agreement (the “Agreement”);

(ii)    I will not at any time during the term of this Agreement or thereafter, except in the performance of my duties hereunder, use or permit any third person to use or disclose directly or indirectly any such Confidential Information or any trade secrets (including, but not limited to, using or permitting any third person to use Confidential Information or trade secrets to solicit any customer of the Company or any of its affiliates;

(iii)    I will return promptly upon termination of my employment for whatever reason, or at any time at the request of the board of directors of the Company (or in the event of my death, my personal representative will return promptly) to the board(s) at its direction, all Company property in my possession or control including, without limitation, personal computer(s), keys, credit cards, and records (whether stored electronically or otherwise) and including any and all copies of records, drawings, writings, blueprints, materials, memoranda and other tangible manifestations of and pertaining to Confidential Information or trade secrets, regardless of by or for whom the same were prepared;

(iv)    in the event any of the restrictions contained in the covenants set forth in this Section 1 are deemed unreasonable by any court, the Company and I agree that the court may reduce such restriction(s) to ones it deems reasonable to protect the Company and/or its affiliates; and

(v)    the Company and I agree that the provisions of this Section 1 will be enforced pursuant to Section 3 below.

For purposes of this Agreement, an “affiliate” of the Company means a company which either controls, is controlled by or is under common control with the Company.

2.    (a)    During the term of my employment with the Company, and for a period ending one (1) year following the effective date of my termination of employment by the Company (the “Non-Compete Period”), I agree that I will not directly or indirectly:

(i)    without the prior written authorization of the Company, whether alone or as an employee, officer, agent, consultant, entrepreneur, venturer, owner, partner or stockholder, engage in any business in competition with the Company or any of its affiliates;

(ii)    solicit business from any individual or entity that is a client, customer or supplier of the Company or any affiliate on the date of termination (or who was such a client, customer or supplier of the Company within the one (1) year prior to the effective date of my termination of employment by the Company);

(iii)    request, induce or advise any such customer, or any distributor or supplier of the Company or any affiliate to withdraw, curtail or cancel their business with the Company or any affiliate;

(iv)    request, induce, attempt to induce or advise any employees, consultants, or other personnel to terminate their relationships or breach their agreements with the Company or any affiliate; and

(v)    solicit for employment or employ any individual employed by the Company or any affiliate as of the date of termination; or

(vi)    directly or indirectly, aid or abet any other person or entity to undertake any of the activities described in paragraphs (i) through (v) above.

(b)    Notwithstanding anything stated herein to the contrary, the covenants set forth in this Section 2 will not apply to the passive ownership of up to five percent (5%) of the securities of any publicly-traded corporation listed on a national securities exchange or traded on the over-the-counter markets.

(c)    I hereby agree and acknowledge that the duration and scope applicable to the covenant not to compete or solicit described in this Section 2 are fair, reasonable and necessary, that I have received adequate compensation for such obligations, and that these obligations would not prevent me from earning a livelihood. If, however, for any reason any court determines that the restrictions in this Section 2 are not reasonable, that the consideration is inadequate or that I have been prevented from earning a livelihood, such restrictions will be interpreted, modified or rewritten to include as much of the duration and scope identified in this Section 2 as will render such restrictions valid and enforceable.

(d)    The Company and I agree that the provisions of this Section 2 will be enforced pursuant to Section 3 below.

3.    I agree that in the event of my breach or violation or attempted breach or violation of Sections 1 and/or 2, the provisions may be enforced by an injunction in a suit in equity, and that a temporary or preliminary injunction or restraining order may be granted immediately upon the commencement of any such suit and without notice. In the event of a breach or violation or attempted breach or violation by me of the provisions of Section 2, I agree that an amount of time equal to the time period during which such a breach or violation exists will be added to the duration of the restrictions in Section 2. The existence of any claim or cause of action I may have against the Company or an affiliate, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement of my obligations hereunder.

4.    I hereby acknowledge that upon my breach of any of the covenants contained in this Agreement, the Company will suffer irreparable damages for which the remedy at law will be inadequate. I agree and acknowledge that my violation of any of the provisions of this Agreement shall result in damages, including but not limited to, a forfeiture by me of any amounts potentially payable pursuant to Paragraph 7(b) of the February 8, 2012 Letter Agreement, vested or otherwise; and any Equity Awards under the Omnibus Plan pursuant to Paragraph 4(b) of that Agreement, vested or otherwise.

5.    I recognize that this Agreement does not set forth all terms of my employment by the Company and that during my employment with the Company I will be required to comply with all reasonable rules and regulations relating to such employment as may from time to time be promulgated by the Company. It is my understanding that the Company may terminate my employment by it at any time, with or without cause.  The Company hereby acknowledges that, except for the express covenants and conditions set forth herein and in the Letter Agreement, I have not agreed to waive or otherwise relinquish any rights I may otherwise have under applicable employment and/or labor laws or pursuant to other agreements with or policies of the Company, regarding or arising out of the termination of my employment.

6.    This Agreement contains the entire understanding and agreement between the parties as to the subject matter hereof and cannot be amended, modified or supplemented in any respect, except by a subsequent written agreement entered into by both parties.

7.    This Agreement is binding upon and will inure to the benefit of any successor to the Company whether by way of a merger, purchase, consolidation or otherwise. All of the Company's affiliates and all successors and assigns of the Company are third-party beneficiaries of the covenants contained herein. Such restrictive covenants are intended for the benefit of, and may be enforced by, the Company's successors and assigns and any of the Company's affiliates.

8.    The Company and I further agree that, in the event of any litigation at law or at equity with regard to the enforcement or interpretation of this Agreement, the prevailing party shall be entitled to be reimbursed for all reasonable attorneys' fees and costs incurred, at trial and through all levels of appeal, as a result of such litigation.

9.    This Agreement shall be construed in accordance with and governed by the substantive laws of the State of Missouri (regardless of the law that might otherwise govern under applicable Missouri principles of conflicts of laws).

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date shown below.

EXECUTIVE:                        CPI CORP.
/s/James J. Abel                    By: /s/Michael Glazer
________________________            __________________________

James. J Abel	Michel Glazer

Its: Chairman, Compensation Committee

APPENDIX C
TO AGREEMENT DATED FEBRUARY 8, 2012

Performance Bonus Criteria for Fiscal Year
Ending February 2, 2013 (“FY 2012”)

Your target performance bonus for FY 2012 is 75% of your Base Salary, or $356,250.00 (“Target EBITDA Bonus”) and is tied to Consolidated Adjusted EBITDA performance. The actual bonus earned shall be determined based on the following criteria:

FY 2012 Consolidated Adjusted EBITDA

(1)	If FY2012 Consolidated Adjusted EBITDA is less than [***], then you shall not be entitled to an EBITDA Bonus.

(2)	If FY2012 Consolidated Adjusted EBITDA is equal to [***], then you shall be entitled to an EBITDA Bonus equal to 35% of the Target EBITDA Bonus.

(3)
If FY2012 Consolidated Adjusted EBITDA is [***], then you shall be entitled to 75% of the Target EBITDA Bonus. If the FY2012 Consolidated Adjusted EBITDA is between [***] and [***], then you shall be entitled to a prorated EBITDA Bonus between 35% and 75% of the Target EBITDA Bonus.

(4)
If FY2012 Consolidated Adjusted EBITDA is [***], then you shall be entitled to an EBITDA Bonus equal to 150% of the Target EBITDA Bonus. If the FY2012 Consolidated Adjusted EBITDA is between [***] and [***], then you shall be entitled to a prorated EBITDA Bonus between 75% and 150% of the Target EBITDA Bonus.

(5)
If FY2012 Consolidated Adjusted EBITDA exceeds [***], then you shall be entitled to an EBITDA Bonus equal to 150% of the Target EBITDA Bonus plus [***] for each [***] by which FY2012 Consolidated Adjusted EBITDA exceeds [***], prorated as applicable, provided however that your maximum EBITDA Bonus for FY2012 shall be [***].

APPENDIX D

RELEASE
For good and valuable consideration (including, but not limited to, the payments and benefits to be made or provided under that certain Agreement between James J. Abel (the “Executive”) and CPI Corp., a Delaware corporation (the “Company”), dated February 8, 2012 (the “Agreement”) pursuant to which this Release is being executed and delivered), the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company hereby agree as follows:

1.    Executive's Release of the Company.

a.    Executive, with the intention of binding himself, his heirs, executors, administrators and assigns, does hereby release, remise, acquit, and forever discharge the Company and its present and former officers, directors, executives, agents, employees, parent company, affiliated companies, divisions, subsidiaries, successors, predecessors, and assigns (individually, a “Released Party” and collectively, the “Released Parties”), of and from any and all claims, actions, causes of action, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees, and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the Executive's employment relationship with the Company and its predecessor and affiliated companies, divisions or subsidiaries, or the termination thereof, including without limitation, any claims for severance or vacation benefits, unpaid wages, salary or bonus, breach of contract, wrongful discharge, impairment of economic opportunity, reimbursement for fines paid, intentional infliction of emotional harm or other tort, or employment discrimination under any applicable federal, state or local statutes, provisions, orders, or regulations (including, but not limited to, any claim under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991)(“Title VII”), the Americans With Disabilities Act (“ADA”), the Rehabilitation Act of 1973, the Equal Pay Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act (“ADEA”), the Family and Medical Leave Act, or the Employee Retirement Income Security Act of 1974 (“ERISA”)).

b.    Executive understands that by releasing employment discrimination claims against the Released Parties, he also forever releases and discharges any right he may have to file or recover in a lawsuit he may bring himself on the same claims and also any right he may have to any relief that he might otherwise be entitled to as a result of any proceedings instituted by the Equal Employment Opportunity Commission or any other comparable enforcement authority.

c.    The Executive acknowledges and agrees that neither the Agreement nor this Release are to be construed in any way as an admission of any liability whatsoever by any Released Party under the Agreement or under Title VII, ADA, ADEA or any other federal or state statute or principle of common law, any such liability having been expressly denied.

d.    Executive acknowledges and agrees that the benefits described in Section 7(b) of the Agreement are contingent upon the Executive signing and not revoking this Release. Executive further understands and agrees that in signing this Release, he is releasing potential legal claims against the Company and the Released Parties. Executive understands and agrees that if he decides not to sign this Release, or if he revokes this Release, then the Company will have no obligation to provide the payments or benefits to the Executive under Section 7(b) of the Agreement, and he will immediately refund to the Company any and all payments and other benefits he may have already received thereunder.

e.    Executive expressly represents and warrants that he is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that he has the full right and power to grant, execute and deliver this Release, and the undertakings and agreements contained herein.

2.    Company's Release of the Executive.

a.    The Company and its predecessors, parents, subsidiaries, affiliates, divisions, any related entity, successors and assigns, and all of their current and former agents, officers, directors, shareholders, employees, members, trustees, fiduciaries, representatives, attorneys and all persons acting by, through, under or in concert with any of them hereby irrevocably and unconditionally release, acquit, and forever discharge you, your heirs, administrators, representatives, executors, successors, and assigns (“Your Released Parties”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, demands, losses, debts, and expenses, whether now known or unknown, suspected or unsuspected, which the Company now has, owns or holds or has at any time heretofore had, owned or held against any of Your Released Parties, arising out of or in any way connected with the Executive's employment relationship with the Company and its predecessor and affiliated companies, divisions or subsidiaries, or the termination thereof.

b.    With respect to the claims the Company is waiving herein, the Company acknowledges that the Company is waiving its right to receive money or any other relief in any action instituted by the Company or on the Company's behalf by any other person, entity or government agency.

c.    The Company expressly represents and warrants that it is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that the Company has the full right and power to grant, execute and deliver this Release, and the undertakings and agreements contained herein.

3.    Miscellaneous.

a.    The Company and Executive agree that mutual releases hereunder do not extend or otherwise apply to actions taken by either party after execution of this Release, including, but not limited to (i) those continuing obligations of the Company or Executive under the Agreement and any amendments thereto; (ii) those continuing obligations of the Company under the Company's Omnibus Incentive Plan and any outstanding awards held by the Executive thereunder; (iii) any claim of Executive under ERISA for post-termination benefits under employee benefit plans subject to ERISA in accordance with the terms of the applicable employee benefit plan; (iv) any rights Executive has to indemnification or directors and officers liability insurance coverage to which the Executive is otherwise entitled in accordance with the Company's articles of incorporation or by-laws, applicable law or insurance contracts maintained by the Company; (v) any claim concerning a breach of the Agreement; and (vi) any claims arising after the date hereof.

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b.    Executive declares and represents that (i) he has carefully read and fully understands the terms of this Release, (ii) the Company has advised the Executive to consult with an attorney of his choosing prior to the signing of this Release and he hereby represents to the Company that he has consulted with an attorney prior to the execution of this Release, (iii) the Executive understands that he is entitled to take up to twenty-one (21) days to consider the waiver of his rights under the ADEA otherwise provided for under this Release, and that once he has signed this Release, he shall have seven days from the date of execution hereof to revoke, in writing, only that portion of this Release pertaining solely to the Executive's waiver of his rights under the ADEA, (iv) the Executive understands that if no such revocation occurs, those terms of this Release pertaining solely to the Executive's waiver of his rights under the ADEA shall become effective seven days from the date of execution by him of this Release, (v) all terms of the Release (other than those pertaining to the Executive's waiver of his rights under the ADEA) shall become effective immediately as of the date hereof, and (vi) the Executive knowingly and voluntarily, of his own free will without any duress, being fully informed and after due deliberation, accepts the terms of and signs this Release as his own free act.

c.    It is intended that the provisions of this Release shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Release shall be construed in accordance with the internal laws of the state of Missouri. In the event that any paragraph, subparagraph or provision of this Release shall be determined to be partially contrary to governing law or otherwise partially unenforceable, the paragraph, subparagraph, or provision and this Release shall be enforced to the maximum extent permitted by law, and if any paragraph, subparagraph, or provision of this Release shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the paragraph, subparagraph, or provision shall be severed and disregarded and the remainder of this Release shall be enforced to the maximum extent permitted by law.

IN WITNESS WHEREOF, the parties have executed this Release on the date and year set forth below.

JAMES J. ABEL                    CPI CORP.

______________________________        By: __________________________
Date: _________________________            Print Name:____________________
Position:______________________
Date: _________________________

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